UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2013, The Pantry, Inc. (the “Company”) entered into a Branded Jobber Contract (the “Agreement”) with BP® Products North America Inc. (“BP”). The Agreement supersedes and replaces the original Branded Jobber Contract dated February 1, 2003, as amended, between the Company and BP (the “Original Agreement”). Notwithstanding the recent extension of the Original Agreement to January 31, 2013, as discussed in Item 1.02 below, the effective date of the Agreement is January 1, 2013.

The Agreement provides for BP to supply, and the Company to purchase, certain minimum amounts of motor fuel for the Company’s specified convenience store locations. The Agreement initially relates to 394 BP branded outlets with provisions pursuant to which locations may be added to or removed from the Agreement during the term of the Agreement for specified reasons.  The prices provided for in the Agreement are based upon industry indexes. If the Company fails to purchase its annual minimum contract volume, BP may charge the Company a shortfall penalty of $.02 per gallon times the difference between the number of gallons purchased and the minimum volume requirement.   The term of the Agreement expires on December 31, 2019.

This summary is not meant to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending December 27, 2012.

Item 1.02. Termination of a Material Definitive Agreement.

On December 26, 2012, the Original Agreement was extended by the parties to January 31, 2013, to allow the Company and BP sufficient time to finalize the terms of the Agreement described in Item 1.01 above, which supersedes and replaces the Original Agreement effective as of January 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Berry L. Epley
Berry L. Epley Vice President, Assistant Corporate Secretary & Controller

Date: January 10, 2013